Exhibit 10.28

EMPLOYEE NON-COMPETITION AGREEMENT

This Employee Non-Competition Agreement (“Agreement”) is entered into by and between Life Time, Inc., a Minnesota corporation, with its principal place of business located at 2901 Corporate Place in Chanhassen, Minnesota (“Life Time” or the “Company”) and Bahram Akradi (the “Employee”) (the Company and the Employee are collectively referred to as the “Parties”), as of August 18, 2021 (the “Effective Date”).

In consideration of the Employee’s employment by the Company as Chief Executive Officer and other consideration provided by to the Employee by Company, including pursuant to the terms of the offer letter between the Employee and the Company, dated as of August 18, 2021 (the “Offer Letter”), which consideration the Employee acknowledges to be good and valuable consideration for the Employee’s obligations hereunder, the Company and the Employee hereby agree as follows:

1.    Restrictive Covenants and Confidentiality. The Parties acknowledge and agree that (a) the provisions and covenants contained in Sections 1 through 3 hereof (i) are material to this Agreement, (ii) are provided for, among other things, the protection of the Company’s trade secrets, confidential and commercially-sensitive information, client and customer relationships, goodwill and reputation, the knowledge of which provides the Company with a competitive advantage which will dissipate slowly (which is an honest and just purpose), (iii) are reasonable in geographic and temporal scope and (iv) do not impose a greater restriction or restraint than is necessary to protect the Company’s trade secrets, confidential and commercially-sensitive information, client and customer relationships and contacts, goodwill, reputation and other legitimate business interests, (b) the Employee (i) is a founding shareholder and officer of Life Time, (ii) has been and/or will be provided with confidential and commercially-sensitive information regarding the Company and its business during his or her employment and/or service with the Company (which exceed the scope of information an average employee of the Company would learn while carrying on his or her day-to-day duties for the Company), (iii) provides special, unique and extraordinary services to the Company, (c) the provisions of Sections 1 through 3 hereof do not adversely affect the Employee’s ability to earn a living in any capacity, stifle the Employee’s ability to use his or her inherent skills and experience, or otherwise impose undue hardship or oppression on the Employee, and (d) the Employee’s employment under the Offer Letter, and the compensation and benefits described in the Offer Letter, among other things, constitute sufficient consideration for all of the Employee’s covenants contained in Sections 1 through 3 hereof.

(a)    Except as permitted by Life Time’s Board of Directors (the “Board”), during the term of the Employee’s employment and/or service with the Company and at all times thereafter, the Employee shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company or any of its affiliates, whether developed by the Employee or others, including but not limited to (i) trade secrets, (ii) confidential and proprietary plans, developments, research, processes, designs, methods or material (whether or not patented or patentable), (iii) customer and supplier lists, (iv) strategic or other business, marketing or sales plans, (v) financial data and plans and (vi) Proprietary Information. “Proprietary Information” is defined as (i) the name, address and/or contact information of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company or any of its shareholders; (ii) any information concerning any product, service, technology or procedure offered or used by the Company or any of its affiliates, or under development by or being considered for use by the Company or any of its affiliates; (iii) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company or any of its affiliates; (iv) any inventions, innovations, trade secrets or other items covered by Section 2 below; and (v) any other information which the Company or any of its affiliates has determined and communicated to the Employee in writing to be proprietary information for purposes hereof; provided, however, that “Proprietary Information” shall not include any information that is or becomes generally known to the public other than through actions of the Employee in violation of the restrictive covenants set forth in Sections 1 through 3 hereof. The Employee acknowledges that the above-described knowledge and information constitute unique and valuable assets of the Company and represent a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of the Employee’s employment and/or service with the Company, the Employee shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (x) is now or subsequently becomes generally publicly known for reasons other than the Employee’s violation of this Agreement, (y) is independently made available to the Employee in good faith by a third party who has not violated a confidential relationship with the Company, or (z) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by the Employee.

(b)    If, during the Employee’s employment and/or service with the Company, the Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company, as applicable. Except as approved in writing by the Board, the Employee shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. The Employee shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, provided that a passive investment of less than 2.5% of the outstanding shares of capital stock of any customer or supplier listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this sentence.

2.    Inventions and Proprietary Rights.

(a)    All right, title and interest in all discoveries, inventions, improvements, innovations and other material that the Employee shall conceive or originate individually or jointly or commonly with others during the term of the Employee’s employment and/or service with the Company (i) that are directly related to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or that results from any work performed by the Employee for the Company, (ii) for which any equipment, supplies, facility or trade secret information of the Company was used and/or (iii) which was not developed entirely on the Employee’s own time, whether or not patentable, copyrightable, or registrable as a trademark

(“Protectable Material”), shall be the property of the Company and are hereby assigned by the Employee to the Company (and the Employee agrees to assign all Protectable Material to the Company in the future), along with ownership of any and all patents, copyrights, trademarks and other intellectual property rights in the Protectable Material. Upon request and without further compensation therefor, but at no expense to the Employee, the Employee shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register patents, copyrights, trademarks and other intellectual property rights on the Protectable Materials in any and all countries. Where applicable, works of authorship created by the Employee for the Company in performing the Employee’s duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

(b)    All trade secret information conceived or originated by the Employee that arises during the term of the Employee’s employment and/or service with the Company and out of the performance of the Employee’s duties and responsibilities to the Company or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by the Employee to the Company.

(c)    Notwithstanding the foregoing, the Employee understands that this Agreement does not require assignment of any invention to the extent such invention qualifies for protection under Section 181.78 of the 2015 Minnesota Statutes, as may be amended from time to time, and the current text of which is attached hereto as Annex 1 to Exhibit A. The Employee hereby acknowledges that the Company has provided him with the notification set forth on Exhibit A (and the annex attached thereto) on the date hereof and the Employee shall sign such notification as soon as reasonably practicable after the date hereof.

(d)    Notwithstanding the foregoing, the Employee understands that pursuant to the Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.    Non-Compete; Non-Solicitation; Non-Disparagement.

(a)    During the term of the Employee’s employment and/or service with the Company and until the later of (i) the 36-month anniversary of the Company’s initial public offering or (ii) the 24-month anniversary of the date of termination of the Employee’s employment with the Company (the “Restricted Period”), regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Employee, the Employee shall not, directly or indirectly, engage in any manner or capacity (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, employee, member of any association, consultant or otherwise) in any Company Business (as defined below) in the Territory (as defined below). For purposes of Sections 1 through 3 hereof, (i) “Company” means Life Time Group Holdings, Inc. and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof, (ii) “Company Business” means (1) the design, development, operation, management, advertisement, promotion, solicitation, marketing or sale of health and fitness clubs or health and fitness club memberships, (2) any services, products or programs offered by health and fitness clubs, including but not limited to personal training, nutritional supplements; health testing or health assessments; wellness services or programs (whether direct to consumer or business to business); weight loss services or programs; kids activities; salons, spas, and medical spas; restaurants or cafes; athletic events and related services (including race timing and registration), and (3) any other product or service that grows into a material business for the Company (or is under development and is projected to grow into a material business for the Company) as of the Employee’s termination of services date, and (iii) “Territory” means the United States, Canada and any other country in which the Company is then doing Company Business as of the Employee’s Termination of Services Date. Ownership by the Employee, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 3(a).

(b)    During the term of the Employee’s employment and/or service with the Company and during the Restricted Period, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Employee, the Employee shall not, in any manner or capacity (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), directly or indirectly, hire, engage or solicit for the purpose of employing or otherwise engaging any person who is then an employee of the Company or who was an employee of the Company as of the Employee’s date of termination or at any time in the six-month period prior to such hiring, engagement or solicitation.

(c)    During the term of the Employee’s employment and/or service with the Company and during the Restricted Period, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Employee, the Employee shall not, in any manner or capacity (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), directly or indirectly, solicit, request, advise or induce any current or potential customer, member, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company.

(d)    The Employee will not malign, defame or disparage the reputation, character, image, products or services of the Company or any of its affiliates, or the reputation or character of the Company’s or any of its affiliates’ directors, officers, employees, shareholders or agents, provided that nothing in this Section 3(d) shall be construed to limit or restrict Employee from taking any action that Employee in good faith reasonably believes is necessary to fulfill Employee’s fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter. Life Time shall instruct its then-current executive officers and directors as of the Employee’s date of termination not to malign, defame or disparage the reputation or image of Employee, provided that nothing in this Section 3(d) shall be construed to limit or restrict such officers and directors from taking any action that they in good faith reasonably believes is necessary to fulfill their fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

(e)    The Employee shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement) prior to the commencement of that employment.

4.    Enforcement.

(a)    If the duration of, the scope of or any business activity covered by any provision of Sections 1 through 3 hereof is found by a court of competent jurisdiction to be in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable, and all other provisions of Sections 1 through 3 shall remain in full force and effect. The Employee hereby acknowledges that Sections 1 through 3 hereof shall be given the construction that renders the provisions valid and enforceable to the maximum extent, not exceeding their express terms, possible under applicable law. The Parties agree that any such court or arbitral authority is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. Should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement. Notwithstanding anything to the contrary, the foregoing sentences of this Section 4 shall in no event apply to the extent their application would render Sections 1 through 3 hereof (or any portion thereof) unenforceable under applicable law.

(b)    The Employee acknowledges that the provisions of Sections 1 through 3 hereof are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those provisions by the Employee would cause real, immediate, substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event of any actual or threatened breach of any provision of Sections 1 through 3 hereof, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions and to restrain the Employee from violating or continuing to violate such provisions, and such relief may be granted without the necessity of proving actual monetary damages or posting bond. The Employee agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which he or she is in violation of the terms of Section 3(a), 3(b) or 3(c), in order that the Company and its affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Employee’s employment and/or service relationship with the Company, shall operate to extinguish the Employee’s obligation to comply with Sections 1 through 3 hereof. The Company (including, without limitation, its affiliates) are third party beneficiaries under this Agreement and shall have the right to enforce all of the Employee’s obligations to the Company under this Agreement, including without limitation pursuant to Sections 1 through 3 hereof, and the Company shall be entitled to assign its rights under Sections 1 through 3 hereof without the Employee’s consent and any such assignees shall have the right to enforce all of the Employee’s obligations to comply with Sections 1 through 3 hereof. The Employee covenants and agrees that he or she has received adequate consideration for his or her obligations contained in Sections 1 through 3 hereof, and will not take the position that the covenants contained in Sections 1 through 3 hereof are void for lack of consideration. The Employee will be responsible for any and all attorneys’ fees and costs the Company incurs in enforcing the Employee’s obligations contained in Sections 1 through 3 hereof.

Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the “at-will” status of the employment relationship between the Company and the Employee, pursuant to which either the Company or the Employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

5.    Successors and Assigns. To the extent permitted by state law, the Company may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee.

6.    Representations. The Employee hereby represents and warrants to the Company that (a) the Employee has been represented by legal counsel in connection with the negotiation and execution of this Agreement, (b) the Employee is entering into this Agreement voluntarily and that the performance of the Employee’s obligations hereunder will not violate any agreement between the Employee and any other person, firm, organization or other entity, and (c) the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Employee’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

7.    Choice of Law and Forum Selection. This Agreement, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the laws of any jurisdiction other than the State of Minnesota to apply. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in the state of Minnesota, county of Carver. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

8.    Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter; provided that nothing herein supersedes or modifies the terms and conditions of the Offer Letter or any existing agreements in respect of equity awards previously granted to you.

9.    Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modifications is agreed to in writing and signed by the Employee and an authorized officer of the Company, following approval by the Board or the Compensation Committee. No waiver by either Party of any breach of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any other provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.

10.    Severability. Without limiting Section 4, should any provision of this Agreement be held by a court or arbitral authority of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any modification to become a part of and treated as though originally set forth in this Agreement.

11.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

Life Time, Inc.

By:

Name:	Thomas Bergmann
Title:	President and Chief Financial Officer

EMPLOYEE

Signature:
Print Name:	BAHRAM AKRADI